Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below. The undersigned acknowledge and agree that all subsequent amendments to the Schedule 13G to which this Joint Filing Agreement is attached may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

EXECUTED as of this 2nd day of January, 2024.

/s/ Vernon Davis Grizzard III
Vernon Davis Grizzard III

SAGE HILL INVESTORS, LLC

By:	/s/ Vernon Davis Grizzard III
Name: Vernon Davis Grizzard III
Title: Manager